Exhibit 99.1

Armstrong World Industries

Reports Third Quarter 2015 Results

Key Highlights

•	Third quarter operating income from continuing operations of $79.7 million, down 7% over the 2014 period impacted by separation costs and higher non-cash U.S. Pension expense

•	Third quarter adjusted EBITDA from continuing operations of $128 million, up 5% over the 2014 period as results benefited from favorable input costs

•	Worldwide Building Products delivered a record EBITDA quarter up 6% over the prior year

LANCASTER, Pa., October 29, 2015—Armstrong World Industries, Inc. (NYSE: AWI), a global leader in the design and manufacture of floors and ceilings systems, today reported third quarter 2015 results.

Third Quarter Results from continuing operations

(Amounts in millions except per share data)	Three Months Ended September 30,
	2015	2014	Change
Net sales	$658.5	$678.9	(3.0%)
Operating income	79.7	85.8	(7.1%)
Net income	30.3	46.7	(35.1%)
Diluted earnings per share	$0.54	$0.84	(35.7%)

Excluding the unfavorable impact from foreign exchange of $29 million, consolidated net sales increased 1.3% compared to the prior year period driven by higher volumes and favorable price and mix performance.

Operating income declined compared to the prior year period driven by increased SG&A expense to support go-to-market initiatives in the Americas Resilient business, costs associated with the previously announced separation project, higher non-cash U.S. pension expense, unfavorable price and mix and higher manufacturing costs; which were only partially offset by lower input costs and the margin impact of higher volumes. Net income was negatively impacted compared to the prior year by foreign exchange rate losses on the translation of unhedged cross-currency intercompany loans denominated in Russian Rubles used to fund construction of a mineral fiber ceilings plant that was completed in the first quarter of 2015 and by R&D tax credits that had an outsized benefit in the prior year that did not repeat.

“On a comparable foreign exchange basis sales increased 1% in the third quarter with improvement across virtually all of our businesses,” said Matt Espe, CEO. “I’m especially pleased to report that our Worldwide Building Products business delivered yet another record adjusted EBITDA quarter despite challenging conditions in emerging markets. Globally, ceiling sales were up 2% and EBITDA up 6%, as our Americas business continues to benefit from price over inflation, productivity improvements and mix gains.”

Additional (non-GAAP*) Financial Metrics from continuing operations

(Amounts in millions except per share data)	Three Months Ended September 30,
	2015	2014	Change
Adjusted operating income	$98	$93	5%
Adjusted net income	$45	$49	(8%)
Adjusted diluted earnings per share	$0.80	$0.88	(9%)
Free cash flow	$64	$60	8%

(Amounts in millions)	Three Months Ended September 30,
	2015	2014	Change
Adjusted EBITDA
Building Products	$109	$103	6%
Resilient Flooring	24	25	(1%)
Wood Flooring	14	9	57%
Unallocated Corporate	(19)	(15)	(22%)

Consolidated Adjusted EBITDA	$128	$122	5%

*	The Company uses the above non-GAAP adjusted measures, as well as other non-GAAP measures mentioned below, in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods. Adjusted operating income, adjusted EBITDA, adjusted net income, and adjusted EPS exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, separation costs and certain other gains and losses. Free cash flow is defined as cash from operations and dividends received from the WAVE joint venture, less expenditures for property and equipment, less restricted cash, and is adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures. The company believes free cash flow is useful because it provides insight into the amount of cash that the Company has available for discretionary uses, after expenditures for capital commitments and adjustments for acquisitions/divestitures. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2015, and are reconciled to the most comparable GAAP measures in tables at the end of this release.

Adjusted operating income and adjusted EBITDA both improved by 5% in the third quarter of 2015 when compared to the prior year period. The improvement in adjusted EBITDA was driven by lower input costs, the margin impact of higher volumes and higher earnings from WAVE which were only partially offset by higher SG&A spending primarily to support go-to-market initiatives in the Americas Resilient business, unfavorable price and mix performance, and increased manufacturing expenses. Adjusted earnings per share is calculated using a 39% adjusted tax rate in both periods. The increase in free cash flow was driven by improvements in working capital and lower capital expenditures which were only partially offset by lower cash earnings.

Third Quarter Segment Highlights

Building Products

	Three Months Ended September 30,
	2015	2014	Change
Total segment net sales	$335.9	$351.7	(4.5%)
Operating income	$89.8	$86.6	3.7%

Excluding the unfavorable impact of foreign exchange of approximately $23 million, net sales increased as favorable price and mix offset the impact of lower volumes, primarily in EMEA and the Pacific Rim. Operating income increased in the third quarter of 2015 as the margin impact of lower volumes was more than offset by favorable price and mix performance, lower manufacturing and input costs and higher earnings from WAVE.

Resilient Flooring

	Three Months Ended September 30,
	2015	2014	Change
Total segment net sales	$192.1	$190.2	1.0%
Operating income	$14.3	$14.9	(4.0%)

Net sales increased driven by volume growth in both the Americas and Pacific Rim, which was only partially offset by unfavorable price and mix. Volume improvement in the Americas commercial business was partially aided by favorable market share shifts as a result of competitive product availability issues and our service proposition relative to competition. Operating income declined driven by unfavorable price and mix performance, increased SG&A expenses to support go-to-market initiatives in the Americas and higher manufacturing costs, primarily due to LVT plant construction expenses, which were only partially offset by lower input costs and the margin impact of higher volumes. The comparison was also impacted by approximately $3 million of charges related to the closure of our Thomastown, Australia facility that was closed during the third quarter of 2014.

Wood Flooring

	Three Months Ended September 30,
	2015	2014	Change
Total segment net sales	$130.5	$137.0	(4.7%)
Operating income	$10.4	$2.0	Favorable

Net sales decreased as positive mix performance was unable to offset unfavorable price and volume declines as a result of engineered wood product availability challenges. Operating income improved driven by lower input costs which more than offset the margin impact of unfavorable price and mix, lower volumes, higher manufacturing expense and an increase in SG&A expense. The comparison was also impacted by $4 million of severance and other charges associated with the closure of our engineered wood flooring plant in Kunshan China that was closed during the third quarter of 2014.

Corporate

Unallocated corporate expense of $34.8 million increased from $17.7 million in the prior year due to increased U.S. pension costs of $7 million and separation costs of $7 million.

Year to Date Results from continuing operations

(Amounts in millions)	Nine Months Ended September 30,
	2015	2014	Change
Net sales (as reported)	$1,842.6	$1,928.0	(4.4%)
Operating income (as reported)	178.6	203.2	(12.1%)
Adjusted EBITDA	315	309	2%
Free cash flow	99	14	Favorable

Excluding the unfavorable impact from foreign exchange of $72 million, consolidated net sales decreased compared to the prior year period as volume declines were only partially offset by favorable price and mix.

Operating income declined by 12% driven primarily by higher non-cash U.S. pension costs and costs associated with the previously announced separation project. Adjusted EBITDA improved slightly over the prior year period as lower input costs and favorable price and mix offset higher SG&A expenses, the margin impact of lower volumes, increased manufacturing expenses and lower earnings from WAVE. The increase in free cash flow was driven by improvements in working capital and lower capital expenditures, which were only partially offset by lower cash earnings and dividends from the WAVE joint venture.

Market Outlook and 2015 Guidance (1)

“We’re updating our full year sales guidance to reflect third quarter results and the pressure we’re experiencing due to continued volatility in foreign exchange rates,” said Dave Schulz, CFO. “Despite pressure from foreign exchange headwinds, we continue to expect to benefit from lower input costs, primarily in our flooring businesses, and are increasing our full year adjusted EBITDA and adjusted EPS guidance at the midpoint.”

The Company now expects full year sales to be in the $2.4 to $2.45 billion range, adjusted EBITDA to be in the $370 to $390 million range and adjusted EPS to be in the range of $2.15 to $2.35 per diluted share.

(1)	Sales guidance includes the impact of foreign exchange. Guidance metrics, other than sales, are presented using 2015 budgeted foreign exchange rates. Adjusted EPS guidance for 2015 is calculated based on an adjusted effective tax rate of 39%.

Earnings Webcast

Management will host a live Internet broadcast beginning at 11:00 a.m. Eastern time today, to discuss third quarter 2015 results, market outlook and 2015 guidance. This event will be broadcast live on the Company’s Web site. To access the call and accompanying slide presentation, go to www.armstrong.com and click “For Investors.” The replay of this event will also be available on the Company’s Web site for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results guidance and our plan to separate our Flooring business from our Ceilings (Building Products) business and in our other public documents and comments contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” sections of our reports on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”).

Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its quarterly report on Form 10-Q for the quarter ended September 30, 2015 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. is a global leader in the design and manufacture of floors and ceilings. In 2014, Armstrong’s consolidated net sales from continuing operations totaled approximately $2.5 billion. As of September 30, 2015, Armstrong operated 32 plants in nine countries and had approximately 7,600 employees worldwide.

Additional forward looking non-GAAP metrics are available on the Company’s web site at http://www.armstrong.com/ under the Investor Relations tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions, except for per-share amounts, quarterly and year to date data is unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net sales	$658.5	$678.9	$1,842.6	$1,928.0
Costs of goods sold	480.6	510.9	1,377.3	1,470.9
Selling general and administrative expenses	110.4	101.0	319.5	304.3
Separation costs	7.4	—	16.8	—
Goodwill impairment	—	—	—	0.8
Equity (earnings) from joint venture	(19.6)	(18.8)	(49.6)	(51.2)

Operating income	79.7	85.8	178.6	203.2
Interest expense	11.3	10.9	33.9	34.3
Other non-operating expense	14.0	2.6	15.5	9.2
Other non-operating (income)	(0.8)	(0.7)	(5.0)	(1.9)

Earnings from continuing operations before income taxes	55.2	73.0	134.2	161.6
Income tax expense	24.9	26.3	70.2	70.2

Earnings from continuing operations	$30.3	$46.7	$64.0	$91.4
Net (loss) from discontinued operations, net of tax (benefit) of $-, $-, $- and $-	—	(14.9)	—	(21.7)
Gain (loss) from disposal of discontinued business, net of tax (benefit) of ($0.7), ($-), ($44.1) and ($1.2)	1.5	(0.2)	44.0	(2.3)

Net earnings (loss) from discontinued operations	1.5	(15.1)	44.0	(24.0)
Net earnings	$31.8	$31.6	$108.0	$67.4

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(13.4)	(14.1)	(21.3)	(10.0)
Derivative gain (loss)	0.9	4.9	(0.2)	(1.3)
Pension and postretirement adjustments	11.1	8.5	32.2	21.3

Total other comprehensive (loss) income	(1.4)	(0.7)	10.7	10.0

Total comprehensive income	$30.4	$30.9	$118.7	$77.4

Earnings per share of common stock, continuing operations
Basic	$0.54	$0.84	$1.14	$1.66
Diluted	$0.54	$0.84	$1.14	$1.64
Earnings (loss) per share of common stock, discontinued operations
Basic	$0.03	($0.27)	$0.79	($0.44)
Diluted	$0.03	($0.27)	$0.78	($0.43)
Net earnings per share of common stock:
Basic	$0.57	$0.57	$1.93	$1.22
Diluted	$0.57	$0.57	$1.92	$1.21
Average number of common shares outstanding
Basic	55.5	55.0	55.4	54.9
Diluted	55.9	55.5	55.8	55.4

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(amounts in millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net Sales
Building Products	$335.9	$351.7	$934.0	$983.4
Resilient Flooring	192.1	190.2	548.8	550.1
Wood Flooring	130.5	137.0	359.8	394.5

Total net sales	$658.5	$678.9	$1,842.6	$1,928.0

Operating Income (loss)
Building Products	$89.8	$86.6	$213.8	$209.3
Resilient Flooring	14.3	14.9	43.4	46.0
Wood Flooring	10.4	2.0	11.7	4.5
Unallocated Corporate (expense)	(34.8)	(17.7)	(90.3)	(56.6)

Total Operating Income	$79.7	$85.8	$178.6	$203.2

Selected Balance Sheet Information

(amounts in millions)

	September 30, 2015	December 31, 2014
Assets
Current assets	$887.7	$811.5
Property, plant and equipment, net	1,067.1	1,062.4
Other noncurrent assets	739.6	732.3

Total assets	$2,694.4	$2,606.2

Liabilities and shareholders’ equity
Current liabilities	$421.6	$388.1
Noncurrent liabilities	1,489.6	1,569.0
Equity	783.2	649.1

Total liabilities and shareholders’ equity	$2,694.4	$2,606.2

Selected Cash Flow Information

(amounts in millions)

	Nine Months Ended September 30,
	2015	2014
Net income	$108.0	$67.4
Other adjustments to reconcile net income to net cash provided by operating activities	39.5	123.1
Changes in operating assets and liabilities, net	(3.5)	(79.4)

Net cash provided by operating activities	144.0	111.1
Net cash (used for) investing activities	(45.3)	(96.9)
Net cash (used for) provided by financing activities	(23.6)	1.3

Effect of exchange rate changes on cash and cash equivalents	(10.4)	(2.3)

Net increase in cash and cash equivalents	64.7	13.2
Cash and cash equivalents, beginning of period	185.3	135.2

Cash and cash equivalents, end of period	$250.0	$148.4
Cash and cash equivalents at end of period of discontinued operations	—	($2.4)

Cash and cash equivalents at end of period of continuing operations	$250.0	$150.8

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (GAAP), the Company provides additional measures of performance adjusted to exclude the impact of foreign exchange, restructuring charges and related costs, impairments, the non-cash impact of the U.S. pension plan, separation costs and certain other gains and losses. Adjusted figures are reported in comparable dollars using the budgeted exchange rate for 2015. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance. A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

CONSOLIDATED RESULTS FROM

CONTINUING OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted EBITDA	$128	$122	$315	$309
D&A/Fx*	(30)	(29)	(89)	(88)

Operating Income, Adjusted	$98	$93	$226	$221
Non-cash impact of U.S. Pension	6	—	19	1
Separation costs	7	—	17	—
Cost reduction expenses (income)	1	6	(1)	10
Multilayered Wood flooring duties	—	—	4	—
Impairment	—	—	—	4
Foreign exchange impact	4	1	8	3

Operating Income, Reported	$80	$86	$179	$203

*	Excludes accelerated depreciation associated with cost reduction initiatives reflected below. Actual D&A as reported is; $29.5 million for the three months ended September 30, 2015, $35.4 million for the three months ended September 30, 2014, $86.9 million for the nine months ended September 30, 2015, and $98.1 million for the nine months ended September 30, 2014.

BUILDING PRODUCTS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted EBITDA	$109	$103	$267	$260
D&A/Fx	(18)	(16)	(52)	(48)

Operating Income, Adjusted	$91	$87	$215	$212
Foreign exchange impact	1	—	1	3

Operating Income, Reported	$90	$87	$214	$209

RESILIENT FLOORING

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted EBITDA	$24	$25	$67	$71
D&A/Fx	(7)	(8)	(20)	(20)

Operating Income, Adjusted	$17	$17	$47	$51
Cost reduction expenses (income)	1	2	(1)	4
Foreign exchange impact	2	—	5	1

Operating Income, Reported	$14	$15	$43	$46

WOOD FLOORING

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted EBITDA (1)	$14	$9	$27	$25
D&A/Fx	(3)	(3)	(9)	(11)

Operating Income, Adjusted (1)	$11	$6	$18	$14
Cost reduction expenses	—	4	—	6
Multilayered Wood flooring duties	—	—	4	—
Impairment	—	—	—	4
Foreign exchange impact	1	—	2	(1)

Operating Income, Reported(1)	$10	$2	$12	$5

(1)	Includes a $4 million charge recorded in the second quarter of 2015 resulting from new duty rates assigned by the U.S. Department of Commerce on multilayered wood importers and a $1 million gain recorded in the second quarter of 2014 related to a refund of previously paid duties on imports of engineered wood flooring.

UNALLOCATED CORPORATE

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Adjusted EBITDA	($19)	($15)	($46)	($47)
D&A/Fx	(2)	(2)	(8)	(9)

Operating (Loss), Adjusted	($21)	($17)	($54)	($56)
Non-cash impact of U.S. Pension	6	—	19	1
Separation costs	7	—	17	—
Foreign exchange impact	1	1	—	—

Operating (Loss), Reported	($35)	($18)	($90)	($57)

CASH FLOW(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net cash from operations	$85	$89	$144	$111
Less: net cash (used for) investing	(21)	(29)	(45)	(97)

Free Cash Flow	$64	$60	$99	$14

(1)	Cash flow includes cash flows attributable to European Flooring business

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014
	Total	Per Share	Total	Per Share	Total	Per Share	Total	Per Share
Adjusted EBITDA	$128		$122		$315		$309
D&A as reported	(30)		(35)		(87)		(98)
Fx/Accelerated Deprecation	—		6		(2)		10

Operating Income, Adjusted	$98		$93		$226		$221
Other non-operating (expense)	(24)		(13)		(44)		(42)

Earnings Before Taxes, Adjusted	74		80		182		179
Adjusted tax (expense) @ 39% for 2015 and 2014	(29)		(31)		(71)		(70)

Net Earnings, Adjusted	$45	$0.80	$49	$0.88	$111	$1.99	$109	$1.97
Pre-tax adjustment items	(12)		(7)		(28)		(17)
Non-cash impact of U.S. Pension	(6)		—		(19)		(1)
Reversal of adjusted tax expense @ 39% for 2015 and 2014	29		31		71		70
Ordinary tax	(18)		(23)		(42)		(51)
Unbenefitted foreign losses	(6)		(7)		(22)		(23)
Tax adjustment items	(2)		4		(7)		4

Net Earnings, Reported	$30	$0.54	$47	$0.84	$64	$1.14	$91	$1.64

Source: Armstrong World Industries